Exhibit 14(c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Portman Ridge Finance Corporation of our report dated March 12, 2021 relating to our audit of the consolidated financial statements of Harvest Capital Credit Corporation and its subsidiaries, which appear in Harvest Capital Credit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, which is also incorporated by reference into the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the use in this Registration Statement of our report dated April 16, 2021 relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Senior Securities of HCAP” and “Experts” in such Registration Statement.

/s/ RSM US LLP

New York, New York
April 16, 2021